Exhibit (j) under Form N-1A
                                 Exhibit 23 under Item 601/Reg. S-K






        Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the caption "Financial Highlights" in the Institutional and Institutional Service Shares Prospectuses and "Independent Auditors in the Institutional Shares and Institutional Service Shares Statement of Additional Information for Federated Total Return Government Fund in Post-Effective Amendment No. 12 to the Registration Statement (Form N-1A, No. 33-60411) of Federated Total Return Government Fund, and to the incorporation by reference therein of our report dated April 7, 2004 on the financial statements and financial highlights of Federated Total Return Government Fund included in the Annual Report to Shareholders for the fiscal year ended February 29, 2004.


                                          /s/ERNST & YOUNG LLP


Boston, Massachusetts
April 26, 2004